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News From:
     TRIAD PARK, LLC

Contact:        Stan Marquis
                510 449-0606, ext. 6300

TRIAD PARK, LLC RECEIVES NEW MERGER PROPOSAL; DELAWARE CHANCERY COURT ORDERS SHAREHOLDERS' MEETING

LIVERMORE, Calif., March 19, 1998 -- The Advisory Board of Triad Park, LLC ("Triad Park") today announced it has received a new merger proposal from TPL Acquisition, LLC ("TPL") and Richard C. Blum & Associates, L.P. (collectively with TPL, "RCBA"). Under the new proposal from RCBA, all outstanding membership interests in Triad Park would be exchanged for $1.74 per share in cash. Under the current merger agreement with TKG Acquisition Company, LLC ("TKG Acquisition"), Triad Park's outstanding membership interests are to be exchanged for $1.65125 per share in cash.

Triad Park has previously entered into a merger agreement with TKG Acquisition and its sole and managing member, The Kontrabecki Group, Inc. (d/b/a TKG International) ("TKG") on February 1, 1998 (the "Merger Agreement"). The merger contemplated by the Merger Agreement is subject to approval by Triad Park's shareholders and a special shareholders' meeting is scheduled for March 25, 1998. However, under the terms of the Merger Agreement, if the Advisory Board of Triad Park receives a proposal which it determines to be more favorable from a financial point of view to Triad Park's shareholders than the TKG Acquisition proposal, Triad Park must give notice to TKG Acquisition of the superior proposal and observe a five business day waiting period before terminating the Merger Agreement and entering into a new merger agreement with RCBA. Triad Park determined that RCBA's offer constituted a "superior proposal" under the Merger Agreement and delivered notice of the RCBA proposal to TKG Acquisition on Saturday, March 14.

On Monday, March 16, TKG Acquisition filed suit with the Delaware Court of Chancery seeking a temporary restraining order to prevent Triad Park's termination of the Merger Agreement. On Tuesday, March 17, the Court issued a temporary restraining order which prevents Triad Park from terminating the Merger Agreement until further order of the court. The Court noted that, although the Advisory Board had determined that RCBA's offer constituted a "superior proposal" under the Merger Agreement, TKG Acquisition had nevertheless demonstrated a colorable claim that the RCBA proposal did not constitute a "superior proposal" under the Merger Agreement. The Court also ordered that Triad Park hold a shareholders' meeting no later than March 28, 1998 and ordered disclosure of the RCBA proposal.

Triad Park will mail to its shareholders supplemental proxy solicitation materials, including copies of this press release, correspondence with RCBA and TKG, the complaint filed by TKG in Delaware, and the Delaware Court of Chancery's written restraining order. In addition, upon request, Triad Park will provide to shareholders a copy of the TKG complaint filed against RCBA in the United States District court for the Northern District of California.
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If the Merger Agreement is approved by the shareholders at the meeting, the merger with TKG Acquisition at $1.65125 per share will close promptly. If the Merger Agreement is rejected by Triad Park's shareholders, Triad Park will enter into a new merger agreement with RCBA at $1.74 per share. Under a new RCBA merger agreement, a closing would likely not occur prior to May 31, 1998.

Triad Park was created in February 1997 upon the acquisition of Triad Systems Corporation by Cooperative Computing, Inc., of Austin, Texas. Shareholders of Triad System Corporation received one Triad Park membership share for each share of Triad Systems Corporation common stock. Triad Park's assets consist of approximately 300 acres of property formerly owned by Triad Systems Corporation and the company's 220,000-square-foot headquarters facility. Triad Park also assumed approximately $20.7 million of indebtedness previously secured by the spun-off real estate and was formed to liquidate its real estate portfolio, with proceeds used to pay expenses (including taxes), repay secured debt and distribute any remaining proceeds to holders of Triad Park membership interests.